Exhibit 10.15

                    Severance Agreement and Release


         This Severance Agreement and Release ("Agreement") is entered into by and between Johnson Outdoors Inc. (hereinafter referred to as the "Company"), and Carl G. Schmidt ("Executive"). Executive enters into this Agreement on behalf of himself, his spouse, heirs, successors, assigns, executors and representatives of any kind, if any.

         WHEREAS, Executive's employment with the Company will terminate upon Executive's resignation to be effective on the earlier of September 30, 2000 or the date Executive's successor commences employment with the Company (the "Resignation Date").

         WHEREAS, Executive's employment with the Company will terminate upon Executive's resignation as of August 31, 2000, even if no successor has yet commenced employment, provided Executive requests an early release in writing on or before August 1, 2000. If Executive requests this early release, the Resignation Date for purposes of this Agreement shall be September 01, 2000.

         WHEREAS, the Company will provide Executive with certain additional severance benefits beyond those to which he would otherwise be entitled in exchange for the release of any claims that Executive may have against the Company, specifically including without limitation any claims concerning his employment with the Company or the termination of that employment, and in exchange for Executive's other promises contained in this Agreement.

         WHEREAS, Executive accepts these additional severance benefits in return for a full release of any claims he might have against the Company and the other promises contained herein.

         THEREFORE, in consideration of the mutual promises and agreements made herein and the good and valuable consideration described herein, the sufficiency of which is hereby expressly acknowledged, the Company and Executive agree as follows:

         1. Non-liability. Neither the Company's signing of this Agreement nor any actions taken by the Company toward compliance with the terms of this Agreement constitute an admission by the Company that it has acted improperly or unlawfully with regard to Executive or that it has violated any state or federal law.

         2. Salary and Benefits Continuation. Subject to Executive's strict compliance with the terms of this Agreement and Exhibit A, the Company shall provide severance benefits to Executive as follows:

         (a) Continuation of Executive's last base salary of $239,900 for the period following the Resignation Date until September 30, 2001 or August 31, 2001 if the Executive requests an early release pursuant to paragraph 3 (the "Severance Period"), and continued health, life, dental, and disability coverage under the Company's plans during the Severance Period. If Executive commences other employment, the Company shall pay the remaining salary continuation payments to Executive in a lump sum within ten (10) days of receiving notification from Executive of his commencement of new employment. Any portion of such lump sum payment attributable to payments that would otherwise have been made during the fiscal year 1999/2000 or 2000/2001 shall not be considered to be earnings for deferred profit sharing, bonus calculation (except for the 1999/2000 bonus which will be computed against full fiscal year earnings even if other employment is secured and the Executive is removed from the payroll before the end of Fiscal Year 1999/2000), or any other compensation/benefits computation, none of which shall be paid in the circumstances of this lump sum payment. Executive may elect to defer receipt of any lump sum payment until January of the following year, provided that deferral shall not effect the fiscal year to which portions of the lump sum payment are attributable for purposes of this paragraph 2(a).

         (b) Any accrued but unused vacation time as of the Resignation Date shall be paid within thirty (30) days of the Resignation Date.

         (c) Continuation of Executive's current benefits during the Severance Period shall include without limitation, except to the extent discounted by reason of a lump sum payment attributable to fiscal years 1999/2000 or 2000/01, as described in paragraph 2(a) above, participation in the (i) 401(k) Retirement and Savings Plan, including Company matching contributions; (ii) Company retirement contributions (sometimes referred to as deferred profit sharing; (iii) Non-qualified Plan, including Company contributions; ; (iv) the Company's health, life, dental and disability coverage plans.

         (d) Executive outplacement services provided by the Lawrence & Allen firm. The Company shall, prior to the Resignation Date, allow Executive reasonable scheduling flexibility during normal business hours to allow him to utilize such outplacement services or to pursue other alternative employment, but such scheduling must be approved by Helen P. Johnson-Leipold.

         (e) Use of Company-provided equipment during the Severance Period until Executive accepts new employment.

         (f) Bonus for current 1999/2000 fiscal year to be based on actual results, computed against full fiscal year base salary earnings. Salary continuation payments during Fiscal Year 2000/2001 will be used to compute Executive's 2000/2001 bonus payout as follows: at target for MBO portion, and the financial portion to be paid at the lesser of actual results or target.

         (g) All vested and non-vested stock options will expire thirty (30) days after the end of Executive's Severance Period.

         (h) If at the end of Severance Period Executive has not been offered appropriate new employment, salary continuation (as described in paragraph 2(a)) and benefits continuation (as described in paragraph 2(c)) will be extended by the Company on a month-to-month basis, but not to exceed a total of three (3) additional months. Such salary and benefit continuation shall occur only if Lawrence & Allen certifies to the Company that Executive has made all reasonable and concerted efforts to find and obtain appropriate new employment commensurate with his responsibilities and compensation with the Company.

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

         (i) In the event of Executive's death prior to completion of the Severance Period, any remaining salary continuation, bonus or other payments shall be made to Executive's spouse (or in the event of her death to Executive's estate) with coverage also continuing for Executive's spouse and dependants under the Company's health, dental and disability plans for any balance of the Severance Period.

         3. Release of All Claims. In consideration for the promises contained in this Agreement, Executive and the Company, including its subsidiary, related and affiliated companies, if any, and its and their past and present directors, officers, employees, agents, shareholders, insurers, attorneys, assigns and other representatives of any kind, (collectively referred to in this Agreement as "Released Parties"), hereby release and discharge one another from any and all claims, liabilities or causes of action of any kind, arising through the date Executive executes this Agreement, including, but not limited to, any claims liabilities or causes of action arising in connection with Executive's employment or termination of employment with the Company, or in any way related to Executive's relationship with the Company or any of the Released Parties. Executive hereby releases and waives any claim or right to further compensation, salary, bonuses, commissions, benefits, damages, penalties, attorneys' fees, costs or expenses of any kind from either the Company or any of the other Released Parties, except as provided herein. Executive and the Company further agree not to file, pursue or participate in any claims, charges, actions or proceedings of any kind against one another or any of the Released Parties with respect to termination of employment, or in any way related to Executive's relationship with the Company or any of the Released Parties (other than for enforcement of this Agreement or pursuing a claim for unemployment compensation benefits to which Executive may be entitled).

         Executive's release of the Company and the Released Parties specifically includes, but is not limited to, a release of any and all claims under state or federal wage payment laws; state and local fair employment law(s); the Wisconsin Fair Employment Act; Title VII of the Civil Rights Act of 1964; Section 1981 of the Civil Rights Act of 1866; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act of 1990; the Americans With Disabilities Act; state or federal family and /or medical leave acts; the Consolidated Omnibus Budget Reconciliation Act of 1985; the Employee Retirement Income Security Act of 1974; and any other federal, state or local laws or regulations of any kind, whether statutory or decisional. This release also includes, but is not limited to, a release of any claims for wrongful termination, tort, breach of contract, defamation, misrepresentation, violation of public policy or invasion of privacy.

         4. Covenant Not To Sue. Executive and the Company represent that neither has brought, and each respectively covenants and agrees not to bring or cause to be brought, any charges, claims, demands, suits or actions in any forum, against one another or any of the Released Parties, arising out of, connected with or related in any way to Executive's dealings with the Company or any of the Release Parties that occurred prior to the effective date of this Agreement, including, without limitation, Executive's employment or the termination of that employment; provided, however, that neither party shall be prevented from enforcing the terms of this Agreement. In the event that Executive brings an action to invalidate this Agreement, Executive covenants and agrees that prior to the commencement of such action, he shall tender back to the Company all consideration paid to him pursuant to the terms of this Agreement up to


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

the date such action is instituted. Executive acknowledges and understands that all non-vested Company benefits provided under this Agreement will also cease as of the date such action is instituted and that no further consideration or benefits will be provided by the Company during the pendency of such action.

         5. Confidentiality. Executive acknowledges that during the course of his employment with the Company, he has been entrusted with certain personnel, business, financial, technical, sales, marketing, customer and other proprietary information and materials which are the property of the Company and which involve confidential information concerning the Company's products, dealings, strategies, plans and employees. Executive agrees that during the Severance Period and the two (2) years following the Severance Period, he will not communicate or disclose to any third party, or use for his own account or benefit or for the benefit of any other person or entity, without the prior written consent of the Company, any of the above-mentioned information or material, except as required by law, unless and until such information or material has become generally available to the public through no fault of Executive's. In the event the disclosure of such information is required by law, Executive agrees that he will give immediate written notice to the Company so as to enable it to seek an appropriate protective order. This confidentiality obligation is undertaken in addition to Executive's other confidentiality obligations to the Company, for example, pursuant to the MANAGEMENT EMPLOYEE AGREEMENT and the POLICY GUIDELINES ON STANDARDS OF BUSINESS CONDUCT AND LEGAL COMPLIANCE, all of which survive and remain in full force and effect.

         6. Noncompetition. During the Severance Period, Executive promises that he shall not provide any services as employee, consultant or otherwise, that are similar to those services he provided to the Company as Chief Financial Officer, to, for or on behalf of any entity that is listed in Exhibit B by its commonly known name, or any affiliate of those entities.

         7. Notice of Employment/Agreement. For a period of two (2) years from the date of this Agreement, Executive shall notify the Company, prior to accepting employment or other engagement, of the identity of the new employer or contracting party and the nature of the proposed employment duties or services. Such notice must be in writing and must be faxed and mailed to the Company's Chief Executive Officer.

         8. Return of Company Property and Information.

         (a) Executive represents that he has returned or will return no later than the Resignation Date, to the Company the originals and all copies of any business records or documents of any kind belonging to, or related to, the Company, regardless of the sources from which such records were obtained, together with all notes and summaries relating thereto. Additionally, Executive shall return to the Company no later than the Resignation Date all keys, security passes and other means of access to the Company's offices and other facilities.

         (b) Executive represents that he shall also promptly return to the Company any and all computer software belonging to the Company, including any and all program and/or data disks, manuals and all hard copies of Company information and data, and shall disclose to the Company any and all passwords utilized by Executive with regard to the Company's computer system, hardware and software so that the Company has immediate, full and complete


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

access to all of the Company's data and information stored, used and maintained by Executive, or to which Executive had access. Executive will be allowed to retain his computer and its peripheral equipment.

         9. Disclosure of Any Noncompliance. Executive acknowledges and agrees that it is the Company's policy, communicated to him and other Executives, that Executives are required to bring to the Company's attention any incidents of misconduct or wrongdoing in the area of regulatory compliance, both governmental and industry. Executive hereby affirms that he has acted in accordance with such policy and that he has no knowledge of any such incident which he has not previously brought to the attention of the Company in writing.

         10. Assistance. Executive shall, for a period of three years after the date of this Agreement, provide all reasonable assistance to the Company that may be requested by the Company for the investigation and/or defense of claims made against the Company that in any way refer or relate to any of Executive's areas of responsibility for the Company. Additionally, during the Severance Period Executive shall provide reasonable assistance as requested by the Company to facilitate a smooth transition of Executive's former job duties. The Company shall reimburse Executive for all reasonable out of pocket expenses incurred by Executive in the provision of such assistance.

         11. Intellectual Property. Executive agrees that all ideas, inventions, trade secrets, know-how, documents and data of any kind developed in connection with or pursuant to his employment with the Company, is and shall remain the exclusive property of the Company.

         12. Non-disparagement. Executive shall not disparage, discredit or otherwise refer to the Company or any individual members of its Executive Committee in a detrimental or negative manner. Similarly, the Chairman and his/her direct reports shall not disparage, discredit or otherwise refer to Executive in a detrimental or negative manner. If it is judicially determined that the Executive has violated this Section 12 of the Agreement, and that the Company has been materially damaged thereby, he shall repay to the Company the benefits received pursuant to paragraph 2 of this Agreement and shall be required to reimburse the Company for all of its costs, including reasonable attorneys' fees. If it is judicially determined that Executive has not violated this paragraph 12, or that the Company has not been materially damaged by any alleged violation, the Company shall be required to reimburse Executive for all of his costs of defending such action, including reasonable attorney's fees.

         13. Confidentiality of this Agreement. Executive agrees to keep the terms of this Agreement completely confidential, to the extent such information is not required to be disclosed in public documents of the Company, except that he may share the information with his immediate family, attorney or tax advisor, if any, and Lawrence & Allen, who will also be bound by this confidentiality provision.

         14. Sole Inducement. In order to induce the Company to provide him the consideration recited in this Agreement, Executive voluntarily executes this Agreement, acknowledges that the only consideration for executing this Agreement is that recited herein, and that no other promise, inducement, threat, agreement or understanding of any kind has been made by anyone to cause him to execute this Agreement. Executive understands that he has a


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

right to seek advice of counsel (at his own expense) regarding this Agreement, and Executive confirms that he has consulted with and received the advice of an attorney of his choice.

         15. Rights to Consider and Revoke. Executive hereby acknowledges that the benefits provided for in this Agreement are greater than those to which he otherwise would be entitled by any contract, employment policy, or otherwise. Executive further acknowledges that he is entering into this Agreement voluntarily, that he has had more than twenty-one (21) days to consider the provisions set forth in this Agreement, or has voluntarily waived the twenty-one
(21) day consideration period upon advice of counsel, and that he has been advised to seek advice of counsel regarding this Agreement prior to signing it. For a period of seven (7) days following his signing of this Agreement, Executive may revoke this Agreement by doing so in writing, and this Agreement will not become enforceable or effective until the revocation period has expired.

         16. Effect of Breach. In the event that a court of competent jurisdiction determines that Executive has materially breached any of the promises contained in this Agreement, the Company shall be entitled, as of the date of the material breach, to immediately terminate, and be relieved of making, all remaining severance payments and other benefits. Any such termination, however, shall not relieve Executive of any of the obligations contained in this Agreement, all of which shall remain in full force and effect.

         17. Attorneys' Fees. In the event that a court of competent jurisdiction determines that either party has materially breached this Agreement, in addition to any damages awarded, the breaching party shall pay the non-breaching party's reasonable attorneys' fees and costs incurred in each and every such action, suit or other proceeding, including any and all appeals or petitions therefrom. Notwithstanding the foregoing, any action for violation of paragraph 12 of this Agreement shall be subject to the provisions provided therein with respect to fees, costs and damages.

         18. Resignation Announcement. The Company and Executive agree that any public announcement of Executive's resignation shall be mutually agreed upon as to both contents and timing prior to its release.

         19. Entire Agreement. This Agreement sets forth the entire agreement between the Company and Executive and supersedes all prior oral and written agreements between the parties except any restrictive covenants which remain binding on the Executive. This Agreement cannot be amended or modified, except in writing signed by Executive and agent of the Company specifically authorized to sign on behalf of the Company in this matter.

         20. Severability. If any portion of this Agreement is found to be unenforceable, all other portions that can be separated from it, or appropriately limited in scope, shall remain fully valid and enforceable.

         21. Execution. This Agreement, or any amendment hereto, may be signed in any number of counterparts, including counterparts signed and delivered by fax transmission, each of which shall be and deemed an original, but all of which taken together shall constitute one agreement (or amendment as the case may be).


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

         EXECUTIVE FULLY UNDERSTANDS THE MEANING AND INTENT OF THIS AGREEMENT AND ITS FINAL AND BINDING EFFECT ON HIM.

         IN WITNESS WHEREOF, Executive and the Company, by its duly authorized agent, have each placed their signatures on the dates indicated below.


/s/ Carl G. Schmidt                               Date: 6/9/00
----------------------------------------------          ------
Carl G. Schmidt



JOHNSON OUTDOORS INC.



By /s/ Helen P. Johnson Leipold                   Date: 6/9/00
   -------------------------------------------          ------

     Helen P. Johnson-Leipold
     Chairman and Chief Executive Officer



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

                               Exhibit A

                        TRANSITION EXPECTATIONS


                               BEHAVIORS

o Outwardly exhibits no behaviors that would indicate you are leaving (i.e. - maintain positive demeanor with all employees), except to the extent agreed to by the Company as necessary to transition job duties and responsibilities.

o In concert with above, maintains a positive outlook with any external contacts and has no discussion regarding upcoming separation from the Company.


                         BUSINESS EXPECTATIONS

o All financial reporting obligation timelines continue to be met, as well as other reasonable projects as assigned by Helen.

o Regarding any key external contacts that you have developed strong relationships with, that you facilitate a transition of said contacts to Helen or others, as assigned by Helen, in a manner that would not raise questions regarding your upcoming resignation.

o You make yourself available to your replacement, upon reasonable notice and at reasonable times as mutually agreed between yourself and your replacement, while you are under salary/benefit continuation or after any lump sum payment, for a maximum of five days in the 45-day period after your replacement starts employment.

o You agree to and understand, that at the sole discretion of Helen, that you may be excluded from future meetings during your period of "active employment".

o You agree to attend and actively participate in all Investor Relations presentations during the period of "active" employment.


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

                               EXHIBIT B



Coleman
Watermark
Mares
Brunswick
K-2
Aqualung
Northface
VF Corporation
Suunto
Confluence
Pelican



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